EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (Nos. 333-02418, 333-40106, 333-62134, 333-121330, 333-123042, 333-129132, 333-149222, 333-169671 and 333-179764) on Form S-8, Registration Statement (Nos. 333-123821, 333-128695, 333-134611, 333-137408, and 333-161658) on Form S-3 and Registration Statement (No. 333-161659) on Form S-4 of Smith Micro Software, Inc. and subsidiaries of our reports dated February 20, 2013 relating to our audits of the consolidated financial statements, the financial statement schedule, and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Smith Micro Software, Inc. and subsidiaries for the year ended December 31, 2012.

/s/ SINGERLEWAK LLP

Los Angeles, California

February 20, 2013